FORM FOR USE WITH CEO ONLY
Exhibit 10.1

EPAM SYSTEMS, INC.
2015 LONG-TERM INCENTIVE PLAN
CHIEF EXECUTIVE OFFICER PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT
1. Grant of PSUs. EPAM Systems, Inc., a Delaware corporation (the “Company”), hereby grants to «Grantee» (the “Participant”), on «Date» (the “Grant Date”), a target number of performance restricted stock units (the “PSUs”) of «Number of Shares underlying award» PSUs (the “Target Number”), subject to the terms, definitions and provisions of the EPAM Systems, Inc. 2015 Long-Term Incentive Plan (the “Plan”) adopted by the Company, which is incorporated in this Award Agreement (this “Agreement") by reference, and the terms and conditions of this Agreement. Each PSU shall represent the right to receive one Share upon the vesting of such PSU in accordance with this Agreement. Unless otherwise defined in this Agreement, the terms used in this Agreement shall have the meanings defined in the Plan. For the avoidance of doubt, Awards of PSUs are Performance Awards under the Plan.
2. Performance Conditions. The number of PSUs that are actually earned and eligible to vest under this Agreement will be determined as a percentage of the Target Number, based on the Company’s level of achievement of the performance criteria as set forth in Exhibit A hereto (the “Performance Objectives”). Following the end of each Annual Performance Year (as defined in Exhibit A), and following the end of the Three-Year Performance Period, the Committee shall review and determine whether the Performance Objectives have been met after reviewing all data necessary to determine whether the Performance Objectives have been achieved, and the Committee shall certify such finding. Any PSUs that have been earned based on achievement of the Performance Objectives shall be referred to as “Earned PSUs.”
3.    Vesting Schedule and Distribution. Subject to Section 6 of this Agreement, any Earned PSUs shall vest in the first quarter of fiscal year 2028 (but no later than March 15, 2028), on the date on which the Committee certifies the level of achievement of the Performance Objectives after the end of the full Three-Year Performance Period (the “Scheduled Vesting Date”). Unless otherwise provided under Section 6 below, any vested Earned PSUs will be settled in the form of Shares as soon as practicable after the applicable vesting date, but in no event later than the earlier of (i) 30 days after the vesting date or (ii) March 15, 2028, subject to any delay required to (x) complete any required regulatory filings, including, without limitation, any filings that may be required pursuant to the Hart Scott Rodino Act in connection with the vesting and settlement of the PSUs and/or (y) satisfy any required waiting period under the Hart Scott Rodino Act, provided that the PSUs shall be settled in any event within 60 days following the vesting date or event.
4.     Voting Rights. The Participant shall have no voting rights with respect to the PSUs unless and until the Participant becomes the record owner of the Shares underlying the PSUs.

5.    Dividend Equivalents. The Participant shall not be eligible to receive dividend equivalents with respect to the PSUs unless and until the Participant becomes the record owner of the Shares underlying the PSUs.
6. Termination of Service. Following the Participant’s Termination of Service, the PSUs shall vest and settle or be forfeited as set forth in this Section 6.
(a)     Death or Disability.
(i) In the event of the Participant’s Termination of Service due to the Participant’s death or Disability before the Participant has completed at least two (2) years of service with the Company or any Affiliate, a number of whole PSUs equal to (A) 50% of the Earned PSUs with Performance Objectives that are measured over an Annual Performance Year (or the Three-Year Performance Period) that ended on or prior to the date of the Participant’s Termination of Service and (B) 50% of the portion of the Target PSUs with Performance Objectives that are measured over an Annual Performance Year (or the Three-Year Performance Period) that has not ended as of the date of the Participant’s Termination of Service, shall be deemed earned at target and shall be immediately vested (with any fractional PSUs that would otherwise vest as a result of such vesting acceleration event rounded up to the nearest whole Share), and the remaining PSUs that are unvested PSUs as of such time shall be forfeited without any payment to the Participant. Any such vested PSUs shall be settled in the form of Shares within 30 days after they become vested, and in no event after March 15 of the year following the Termination of Service.
(ii) In the event of the Participant’s Termination of Service due to the Participant’s death or Disability on or after the date on which the Participant has completed at least two (2) years of service with the Company or any Affiliate, a number of whole PSUs equal to (A) 100% of the Earned PSUs with Performance Objectives that are measured over an Annual Performance Year (or the Three-Year Performance Period) that ended on or prior to the date of the Participant’s Termination of Service and (B) 100% of the portion of the Target PSUs with Performance Objectives that are measured over an Annual Performance Year (or the Three-Year Performance Period) that has not ended as of the date of the Participant’s Termination of Service, shall be deemed earned at target and shall become immediately vested. To the extent that a Participant’s Termination of Service due to the Participant’s death or Disability occurs after the end of an Annual Performance Year (or the Three-Year Performance Period) but before the Committee has certified achievement of the Performance Objectives in respect of such year or period, vesting shall occur at the time of the Committee’s certification of the level of achievement of such Performance Objectives. Any such vested PSUs shall be settled in Shares within 30 days after they become vested, and in no event after March 15 of the year following the Termination of Service.
(b) Retirement. In the event of the Participant’s Termination of Service due to Retirement (as defined below) after the first anniversary of the Grant Date, the PSUs shall remain eligible to be earned according to Exhibit A based on actual performance at the end of the Three-Year Performance Period and any Earned PSUs will vest on the Scheduled Vesting Date and will settle in accordance with Section 3.

“Retirement” means the Participant’s Termination of Service other than for Cause after all the following criteria are met:
(i)    the Participant has attained at least age 60 and has completed at least five (5) years of service with the Company or an Affiliate; and
(ii)    the sum of the Participant’s age and years of service with the Company or any Affiliate equals or exceeds seventy (70).
For the avoidance of doubt, in the event of the Participant’s Termination of Service due to Retirement on or before the first anniversary of the Grant Date, all PSUs shall be forfeited as of the date of such termination without any payment to the Participant.
(c)     Change in Control. In the event of a Change in Control, all of the outstanding and unvested PSUs under this Agreement shall be deemed Earned PSUs as follows. Effective upon the consummation of the Change in Control:
(i) the Earned PSUs with Performance Objectives that are measured over an Annual Performance Year (or the Three-Year Performance Period) that ended on or prior to the date of the consummation of the Change in Control shall be deemed Earned PSUs based on actual achievement of the Performance Objectives and
(ii) the portion of the Target PSUs with Performance Objectives that are measured over an Annual Performance Year (or the Three-Year Performance Period) that has not ended as of the date of the consummation of the Change in Control shall be deemed Earned PSUs based on the greater of actual performance through the Change in Control or the target level, in each case, as determined by the Committee prior to the Change in Control. All of the Earned PSUs determined pursuant to this clause (c) shall continue to be eligible to vest on the Scheduled Vesting Date; provided that in the event of a Participant’s Termination of Service without Cause or for Good Reason within one year following the effective date of a Change of Control, all such Earned PSUs, to the extent unvested, shall become immediately vested and settled.
(d)    Termination For Any Other Reason. In the event of the Participant’s Termination of Service at any time under circumstances not described above, any unvested PSUs shall be forfeited as of the date of such termination without any payment to the Participant.
(e)    Definitions.
“Cause” means the Company’s good faith determination of the Participant’s:
(i)willful material breach, or habitual neglect of, the Participant’s duties or obligations in connection with the Participant’s employment or service, or material violation of the Company’s policies, including policies regarding workplace discrimination, or sexual harassment or misconduct;
(ii)having engaged in willful misconduct, gross negligence or a breach of fiduciary duty, or his or her willful material breach of his or her duties to the Company or under his or her Employment Agreement, if applicable, or of any Company policies;

(iii)having been convicted of, or having entered a plea bargain or settlement admitting guilt for, (x) a felony or (y) any other criminal offense involving moral turpitude, fraud or, in the course of the performance of the Participant’s service to the Company, material dishonesty;
(iv)unlawful use or possession of illegal drugs on the Company’s premises or while performing the Participant’s duties and responsibilities to the Company; or
(v)the commission of an act of fraud, embezzlement or material misappropriation, in each case, against the Company or any Affiliate;
provided that, in the case of clauses (i) and (ii) above, the Company shall provide the Participant with written notice specifying the circumstances alleged to constitute Cause, and, if possible, the Participant shall have 30 days following receipt of such notice to cure such circumstances.
“Good Reason” means “Good Reason” as defined in the Participant’s Employment Agreement, if any, or if not so defined, the occurrence of any of the following events, in each case without the Participant’s consent:
(i)a reduction in the Participant’s base compensation and cash incentive opportunity, other than any such reduction that applies generally to similarly situated employees or executives of the Company;
(ii)relocation of the geographic location of the Participant’s principal place of employment or service by more than 50 miles from the Participant’s principal place of employment or service; or
(iii)a material reduction in the Participant’s title, duties, responsibilities or authority;
provided that, in each case, (A) the Participant shall provide the Company with written notice specifying the circumstances alleged to constitute Good Reason within 90 days following the first occurrence of such circumstances, (B) if possible, the Company shall have 30 days following receipt of such notice to cure such circumstances, and (C) if the Company has not cured such circumstances within such 30-day period, the Participant shall terminate his or her employment or service not later than 60 days after the end of such 30-day period.
7. Non-Transferability Until Distribution. The PSUs shall not be assigned, sold, transferred or otherwise be subject to alienation by the Participant. Upon the distribution of Shares underlying PSUs in accordance with Section 3, such Shares shall be fully assignable, saleable and transferable by the Participant. Any assignment, sale, transfer or other alienation with respect to the Shares issuable upon the vesting of the PSUs shall be in accordance with applicable securities laws.
8. Responsibility for Taxes.
(a)The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Employer, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PSUs, including, but not limited to, the grant, vesting or settlement of the PSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the PSUs to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)In connection with any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, by the Participant’s acceptance of the PSUs, the Participant authorizes the Company or its agent to satisfy any applicable withholding obligations or rights with regards to all Tax-Related Items (other than U.S. Federal Insurance Contribution Act taxes or other Tax-Related Items that become payable in a year prior to the year in which Shares are issued upon settlement of the PSUs) by withholding in Shares to be issued upon settlement of the PSUs, or if settled in cash, by withholding a portion of the cash payment amount otherwise payable upon settlement of the PSUs. In the event withholding in Shares is prohibited by a legal, contractual or regulatory restriction, is problematic under applicable tax or securities law or will result in materially adverse accounting consequences, the Participant authorizes the Company and/or the Employer, or their respective agents, to satisfy the obligations with regard to all Tax-Related Items by:
(i)requiring the Participant to pay to the Company or the Employer any amount of the Tax-Related Items; and/or
(ii)withholding any amount of the Tax-Related Items from the Participant’s wages or other compensation paid to the Participant;
(iii)withholding from proceeds of the sale of Shares acquired upon settlement of the PSU either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization without further consent); or
(iv)any other method of withholding determined by the Company and, to the extent required by applicable laws or the Plan, approved by the Committee.
(c)The Company or the Employer may withhold or account for Tax-Related Items by considering applicable withholding rates, including minimum or maximum applicable rates, in the jurisdictions relevant to the Participant. In the event that any excess amounts are withheld to satisfy the obligation for Tax-Related Items, the Participant may be entitled to receive a refund of any over-withheld amount (with no entitlement to the Share equivalent), or if not refunded by the Company or the Employer, the Participant must seek a refund from the local tax authorities to the extent the Participant wishes to recover the over-withheld amount in the form of a refund. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the vested PSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.
(d)Finally, the Participant agrees to pay to the Company or the Employer, including through withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer, any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares, the cash equivalent or the proceeds of the sale of Shares if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.

9. Nature of Grant. In accepting the grant, the Participant acknowledges, understands and agrees that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the grant of the PSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of PSUs, or benefits in lieu of PSUs, even if PSUs have been granted in the past;
(c)all decisions with respect to future PSU or other grants, if any, will be at the sole discretion of the Company;
(d)the PSU grant and the Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming or amending an employment or service contract with the Company, the Employer or any Affiliate of the Company and shall not interfere with the ability of the Company, the Employer or any Affiliate of the Company, as applicable, to terminate the Participant’s employment or service relationship (if any);
(e)the Participant is voluntarily participating in the Plan;
(f)the PSUs, the cash payment or Shares subject to the PSUs, and the income from and value of same, are not intended to replace any pension rights or compensation;
(g)the PSUs, the cash payment or Shares subject to the PSUs, and the income from and value of same, are not part of normal or expected compensation for any purpose, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, leave pay, long-service awards, pension or retirement or welfare benefits or similar mandatory payments;
(h) the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(i)no claim or entitlement to compensation or damages shall arise from forfeiture of the PSUs resulting from the Participant’s Termination of Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any);
(j)unless otherwise agreed with the Company, the PSUs and any cash payment or Shares acquired under the Plan and the income from and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of an Affiliate;
(k)unless otherwise provided in the Plan or by the Company in its discretion, the PSUs and the benefits evidenced by this Agreement do not create any entitlement to have the PSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares of the Company; and
(l)neither the Company, the Employer nor any Affiliate of the Company shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the PSUs or of any amounts due to the Participant pursuant to the settlement of the PSUs or the subsequent sale of any Shares acquired upon settlement.
10. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant understands and agrees that he or she should consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
11. Insider Trading/Market Abuse Laws. The Participant may be subject to insider trading restrictions and/or market abuse laws based on the exchange on which the Shares are listed and in applicable jurisdictions, including the United States, the Participant’s country and the designated broker’s country, which may affect the Participant’s ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., PSUs) or rights linked to the value of Shares (e.g., dividend equivalents) under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in applicable jurisdictions).  Local insider trading laws may prohibit the cancellation or amendment of orders placed by the Participant before he or she possessed inside information.  Furthermore, the Participant could be prohibited from (i) disclosing the inside information to any third party, which may include fellow employees and (ii) “tipping” third parties or causing them otherwise to buy or sell securities.  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy.  The Participant acknowledges that it is his or her responsibility to comply with any applicable restrictions, and the Participant should speak to his or her personal advisor on this matter.

12. Data Privacy. To the extent recognized by applicable law, the Participant hereby consents to the collection, use, transfer, or other processing of the Participant’s personally identifiable information as described in this Agreement and any other PSU grant materials (“Personal Data”) in electronic or other form by and among, as applicable, the Company, its Affiliates, the Employer or other third parties as processors of the Personal Data, for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Company, with offices located at 41 University Drive, Newtown, Pennsylvania 18940, acts as the controller of this Personal Data, and processes this Personal Data for purposes of implementing, administering, and managing the Plan. The Company protects the Personal Data that it receives in the United States from the European Union via data transfer agreements based on the standard contractual clauses adopted by the European Commission. The Participant can obtain further information about these data transfer agreements by contacting AskDataPrivacy@epam.com.
The Participant understands that the Personal Data may include, but is not limited to, the Participant’s name, home address and telephone number, e-mail address, date of birth, social insurance number, passport or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all PSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor. Such Personal Data will be used by the Company for the exclusive purpose of implementing, administering and managing the Plan. The Company relies on the following legal grounds for processing of Personal Data (i) consent, as permitted by applicable law, (ii) performance of this Agreement with the Participant, (iii) the legitimate interests of the Company, its Affiliates, the Employer or other third parties (such as service providers, consultants, governmental bodies, or courts) where the legitimate interest could be in particular the implementation, administration and management of the Plan, and (iv) for compliance with legal obligations, in particular in the area of labor and employment law, social security and social protection law, data protection and privacy law, tax law, and corporate compliance laws.
The Participant understands that Personal Data will be transferred to UBS Financial Services Inc. or other third parties assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients of his or her Personal Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. Where disclosing Personal Data to such third parties, the Company provides appropriate safeguards for protecting the transfer of Personal Data, such as establishing data contractual clauses with third parties based on the standard contractual clauses adopted by the European Commission or relevant supervisory authority. The Participant may request a copy of, or information about, such safeguards by contacting AskDataPrivacy@epam.com.
The Participant may generally request a list with the names and addresses of any potential recipients of his or her Personal Data by contacting AskDataPrivacy@epam.com. The Participant understands that Personal Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. When the Company no longer needs to use the Participant’s Personal Data for the purposes above or does not need to retain it for compliance with any legal or regulatory purpose, the Company will take reasonable steps to remove it from systems and/or records containing the Personal Data and/or take steps to properly anonymize it so that the Participant can no longer be identified from it.
Subject to applicable data protection and privacy law, the Participant understands that he or she may view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consent herein, in any case without cost, by contacting in writing AskDataPrivacy@epam.com. Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis.
In addition to the above, subject to applicable law, the Participant may have the right to (i) request erasure of Personal Data, (ii) request restriction of, or object to, certain uses or processing of Personal Data, (iii) request Personal Data portability, or (iv) lodge a complaint with a supervisory authority.
The Participant’s provision of Personal Data is a contractual requirement. If the Participant does not provide the Personal Data and/or consent to the terms of this Section 12, or if the Participant later seeks to revoke his or her consent, his or her employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Company may not be able to grant the Participant PSUs or other equity awards or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing his or her consent may affect the Participant’s ability to participate in the Plan. Such a withdrawal will not affect the lawfulness of the collection, use, or otherwise processing of the Participant’s Data prior to the consent withdrawal. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, or to exercise certain additional rights described above, the Participant understands that he or she may contact AskDataPrivacy@epam.com.
13. Miscellaneous Provisions.

(a)Notices. All notices, requests and other communications under this Agreement shall be in writing and shall be delivered in person (by courier or otherwise), mailed by certified or registered mail, return receipt requested, or sent by facsimile transmission to the contact details below. The parties may use e-mail delivery, so long as the message is clearly marked, sent to the e-mail address(es) set forth below, and a delivery receipt and a read receipt are made part of the message. E-mail delivery will be deemed to occur when the sender receives confirmation that such message has been received and read by the recipient:

if to the Company, to:

EPAM Systems, Inc.
41 University Drive
Newtown, Pennsylvania 18940
Attention: General Counsel
Facsimile: 267-759-8989

if to the Participant, to:
the address, facsimile number or e-mail address that the Participant most recently provided to the Company, or to such other address, facsimile number or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto.

(b)Effect of Agreement. The Participant acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof (and has had an opportunity to consult counsel regarding the terms of the PSUs), and hereby accepts the PSUs and agrees to be bound by its contractual terms as set forth herein and in the Plan. The Participant acknowledges and agrees that the grant of the PSUs constitutes additional consideration to the Participant for the Participant’s continued and future compliance with any restrictive covenants in favor of the Company by which the Participant is otherwise bound. The Participant hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Committee regarding any questions relating to the PSUs. In the event of a conflict between the terms and provisions of the Plan and the terms and provisions of this Agreement, the Plan terms and provisions shall prevail. The Agreement, including the Plan, constitutes the entire agreement between the Participant and the Company on the subject matter hereof and supersedes all proposals, written or oral, and all other communications between the parties relating to such subject matter.
(c)Amendment; Waiver.  No amendment or modification of any provision of this Agreement shall be effective unless signed in writing by or on behalf of the Company and the Participant, except that the Company may amend or modify this Agreement without the Participant’s consent in accordance with the provisions of the Plan or as otherwise set forth in this Agreement. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature. Any amendment or modification of or to any provision of this Agreement, or any waiver of any provision of this Agreement, shall be effective only in the specific instance and for the specific purpose for which made or given.
(d)Successors and Assigns; No Third Party Beneficiaries.  This Agreement shall inure to the benefit of and be binding upon the Company and the Participant and their respective heirs, successors, legal representatives and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any

Person other than the Company and the Participant, and their respective heirs, successors, legal representatives and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
(e)Severability. If any provision of this Agreement shall be declared by any court or arbitrator of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, the remaining conditions and provisions or portions thereof shall nevertheless remain in full force and effect and enforceable to the extent they are valid, legal and enforceable.
(f)Governing Law; Dispute Resolution. This Agreement is governed by the laws of the state of Delaware without application of the conflict of law provisions thereof. If any dispute arising out of or relating to this Agreement or the Plan, or the breach thereof, cannot be settled through negotiation, the parties agree first to try in good faith to settle such dispute by mediation. If the parties fail to settle such dispute within 30 days after the commencement of such mediation, such dispute shall be settled by arbitration conducted in the state of Pennsylvania and judgment on the arbitral award rendered may be entered in any court having jurisdiction thereof.
(g)Language. By accepting the PSUs, the Participant acknowledges and represents that the Participant is proficient in the English language or has consulted with an advisor who is sufficiently proficient in English, as to allow the Participant to understand the terms of the Agreement and any other documents related to the Plan. If the Participant has received the Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise required by applicable laws.
(h)Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
(i)[Reserved]
(j)Clawback. The PSUs and/or the Shares acquired under the Plan shall be subject to clawback, recoupment, forfeiture or similar requirements (and such requirements shall be deemed incorporated by reference into this Agreement) to the extent required by any applicable laws (including, without limitation, Section 304 of the U.S. Sarbanes-Oxley Act and Section 954 of the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act) and any clawback policy adopted by the Company, including the EPAM Systems, Inc. Compensation Recoupment Policy.
(k)[Reserved]
(l)Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the PSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
(m)Section 409A.
(i)The terms of this award of PSUs are intended to be in compliance with Section 409A of the Code, and this Agreement will be interpreted, operated and administered in a manner that is consistent with this intent. In furtherance of this intent, the Committee may (but is under no obligation to), at any time and without the Participant's consent, modify the terms of this award as it determines appropriate to comply with the requirements of Section 409A of the Code and the related U.S. Department of Treasury guidance or to mitigate any additional tax, interest and/or penalties that may apply under Section 409A of the Code if compliance is not practicable. The Company makes no representation or covenant to ensure that this award of PSUs is compliant with Section 409A of the Code and will have no liability to the Participant or any other party if this award of PSUs is not compliant or for any action taken by the Committee with respect thereto.
(ii)Notwithstanding anything in this Agreement to the contrary, any PSUs that are an item of non-qualified deferred compensation subject to Section 409A of the Code and become payable under this Agreement as of the date of or at a time that is by reference to the Participant’s Termination of Service shall not be settled unless the Participant experiences a “separation from service” within the meaning of Section 409A of the Code (a “Separation from Service”); provided that if the Participant is a “specified employee” within the meaning of Section 409A of the Code as of the date of the Separation from Service (as determined according to the methodology established by the Company as in effect on the date of the Participant's termination of employment), the PSUs shall instead be settled on the first business day that is after the earlier of (i) the date that is six months following the date of the Separation from Service or (ii) the date of the Participant’s death, to the extent such delayed payment is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code, or any successor provision thereto.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

EPAM SYSTEMS, INC.

By:
Name:
Title:

The Participant’s signature on this line both (1) acknowledges the Participant’s receipt of the Agreement and agreement to its terms, and (2) indicates the Participant’s consent to the processing of Personal Data as described in Section 12.

Participant

Exhibit A

1.Performance Objectives.
The Target PSUs will be earned based upon the Company’s achievement of the Performance Objectives during the period starting on January 1, 2025 and ending on December 31, 2027 (the “Three-Year Performance Period”) as set forth below. Each of the fiscal years occurring during the Three-Year Performance Period, i.e., the fiscal years ending December 31, 2025, December 31, 2026 and December 31, 2027 are referred to as the “Annual Performance Periods.”
The Target PSUs will be divided into three segments as follows:

Segment	Percentage of Target PSUs	Relevant Performance Objectives	Applicable Measurement Period
Revenue Growth PSUs	37.5%	Earned based upon achievement of Revenue Growth goals (as defined below)	Measured annually after the end of each Annual Performance Period
EPS PSUs	37.5%	Earned based upon achievement of Adjusted EPS goals (as defined below)	Measured annually after the end of each Annual Performance Period
Relative TSR PSUs	25%	Earned based upon achievement of Relative TSR (as defined below)	Measured over the entire Three-Year Performance Period

2.Revenue Growth PSUs.
“Revenue” means, for any Annual Performance Year, the Company’s reported revenue, as determined in accordance with GAAP, as adjusted to exclude revenues from acquisitions and dispositions not included in the annual operating plan approved by the Company’s Board of Directors and applying foreign currency exchange rates utilized in the development of the approved annual operating plan.
“Revenue Growth” means, for any Annual Performance Year, the percentage increase from the Revenue for the immediately preceding fiscal year.
The Revenue Growth PSUs will be earned based upon the Company’s achievement of Revenue Growth goals for the applicable Annual Performance Year, against the Revenue

Growth targets applicable to such Annual Performance Year. As soon as practicable after the start of each Annual Performance Year, the Committee shall establish and communicate to Participants a schedule setting forth the threshold, target and maximum performance levels for such Annual Measurement Period.
1/3 of the Revenue Growth PSUs will be eligible to be earned each Annual Performance Year, based on actual Revenue Growth goal achievement against the applicable target, as follows:

Performance Level	Percentage of Revenue Growth PSUs Earned
Below Threshold	0%
Threshold	50%
Target	100%
Maximum or Higher	200%

In the event that the amount of Revenue Growth falls between Threshold, Target or Maximum amounts, (i) amounts between Threshold and the lower range of Target will be determined based on linear interpolation and (ii) amounts between the upper range of Target and Maximum will be determined based on linear interpolation.
3.EPS PSUs.
“Adjusted EPS” means, for any Annual Performance Year, the Company’s reported earnings per share, as determined in accordance with GAAP, adjusted to exclude stock-based compensation expenses, acquisition-related costs including amortization of acquired intangible assets, impairment of assets, expenses associated with the Company’s humanitarian commitment to its professionals in Ukraine, employee separation costs incurred in connection with a restructuring program, certain other one-time charges and benefits, changes in fair value of contingent consideration, foreign exchange gains and losses, excess tax benefits related to stock-based compensation, certain other future adjustments as detailed in the Company’s earnings release and the related effect on income taxes of the pre-tax adjustments.
The EPS PSUs will be earned based upon the Company’s achievement of Adjusted EPS during the applicable Annual Performance Year, against the Adjusted EPS targets applicable to such Annual Performance Year. As soon as practicable after the start of each Annual Performance Year, the Committee shall establish a schedule setting forth the threshold, target and maximum performance levels for such Annual Measurement Period.
1/3 of the EPS PSUs will be eligible to be earned each Annual Performance Year, based on actual Adjusted EPS achievement against the applicable target, as follows:

Performance Level	Percentage of EPS PSUs Earned
Below Threshold	0%
Threshold	50%
Target	100%
Maximum or Higher	200%

In the event that the amount of Adjusted EPS falls between Threshold, Target or Maximum amounts, (i) amounts between Threshold and Target will be determined based on linear interpolation and (ii) amounts between Target and Maximum will be determined based on linear interpolation.
4.Relative TSR PSUs.
The Relative TSR PSUs will be earned based upon the Company’s Relative TSR over the Three-Year Performance Period against the goals set forth in the table below.
“Relative TSR” means the TSR of the Company as compared to the TSR of the companies included in the S&P 500 Information Technology index, as determined on the date of grant and as set forth below (the “Index Companies”), stated as a percentile.
1.Accenture plc
2.Adobe Inc.
3.Advanced Micro Devices, Inc.
4.Akamai Technologies, Inc.
5.Amphenol Corporation
6.Analog Devices, Inc.
7.ANSYS, Inc.
8.Apple Inc.
9.Applied Materials, Inc.
10.Arista Networks, Inc.
11.Autodesk, Inc.
12.Broadcom Inc.
13.Cadence Design Systems, Inc.
14.CDW Corporation
15.Cisco Systems, Inc.
16.Cognizant Technology Solutions Corporation
17.Corning Incorporated
18.CrowdStrike Holdings, Inc.
19.Dell Technologies, Inc.
20.Enphase Energy, Inc.
21.EPAM Systems, Inc.
22.F5, Inc.
23.Fair Isaac Corporation
24.First Solar, Inc.
25.Fortinet, Inc.
26.Gartner, Inc.
27.Gen Digital Inc.
28.GoDaddy, Inc.
29.Hewlett Packard Enterprise Company
30.HP Inc.
31.Intel Corporation
32.International Business Machines Corporation
33.Intuit Inc.
34.Jabil Inc.
35.Juniper Networks, Inc.
36.Keysight Technologies Inc.
37.KLA Corporation
38.Lam Research Corporation
39.Microchip Technology Incorporated
40.Micron Technology, Inc.
41.Microsoft Corporation
42.Monolithic Power Systems, Inc.
43.Motorola Solutions, Inc.
44.NetApp, Inc.
45.NVIDIA Corporation
46.NXP Semiconductors N.V.
47.ON Semiconductor Corporation
48.Oracle Corporation
49.Palantir Technologies Inc.
50.Palo Alto Networks, Inc.
51.PTC Inc.
52.QUALCOMM Incorporated
53.Roper Technologies, Inc.
54.Salesforce, Inc.
55.Seagate Technology Holdings PLC
56.ServiceNow, Inc.
57.Skyworks Solutions, Inc.
58.Super Micro Computer, Inc.
59.Synopsis, Inc.
60.TE Connectivity plc
61.Teledyne Technologies Incorporated
62.Teredyne, Inc.
63.Texas Instruments Incorporated
64.Trimble Inc.
65.Tyler Technologies, Inc.
66.VeriSign, Inc.
67.Western Digital Corporation
68.Workday, Inc.

69.Zebra Technologies Corporation

FORM FOR USE WITH CEO ONLY

FORM FOR USE WITH CEO ONLY

“Total Shareholder Return” or “TSR” means the cumulative rate of return reflecting price appreciation plus reinvestment of dividends and the compounding effect of dividends paid on reinvested dividends. The share price appreciation will be measured by the difference between the share price at the beginning of the Three-Year Performance Period, which is calculated as the 20-trading day average closing price ending on the last trading day of calendar year 2024, and the share price at the end of the Three-Year Performance Period, which is calculated as the 20-trading day average closing price ending on the last trading day of the Three-Year Performance Period.
If, at the end of the Three-Year Performance Period, any Index Company is no longer publicly traded, such Index Company shall be deemed to have performed at the bottom of the Index Company ranking.

Performance Level	Relative TSR Achieved	Percentage of Relative TSR PSUs Earned
Below Threshold	Below the 30th percentile	0%
Threshold	30th Percentile	50%
Target	55th Percentile	100%
Maximum	At or above the 85th Percentile	200%